EXHIBIT 10.7

AMENDMENT TO INDEPENDENT CONSULTANT AGREEMENT

THIS AMENDMENT TO INDEPENDENT CONSULTANT AGREEMENT is made this 24th day of June, 2014, effective October 2, 2013 (the “Effective Date”), by and between CONTINENTAL RAIL CORP., a Nevada corporation (the “Company”), and JOHN M. KEASLING, an individual (the “Consultant”).

R E C I T A L S

WHEREAS, the Company and the Consultant are parties to that certain Independent Consultant Agreement dated October 2, 2013 (the “Consulting Agreement”).

WHEREAS, the parties hereto wish to amend certain terms of the Consulting Agreement effective as of the Effective Date as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Consulting Fees; Billing and Payment.  The section of the Consulting Agreement entitled “Consulting Fees; Billing and Payment” is hereby deleted in its entirety and replaced with the following:

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Consulting Fees; Billing and Payment.  Beginning October 2, 2013 and thereafter the Company shall pay the Consultant a consulting fee at the rate of $5,000 per month for the performance of the Services.  As additional compensation for the Services, the Consultant shall be entitled to receive 100,000 shares of the Company’s common stock (the “Shares”) on July 1, 2014 and, thereafter so long as this Agreement shall remain in effect, the Consultant shall be entitled to receive an additional 11,112 Shares per month which shall be issued following each quarterly period within 15 days after the end of the quarter. The Shares shall be valued at $0.45 per Share.  Consultant shall invoice the Company on a monthly basis with respect to consulting fees and out-of-pocket expenses for the prior month.  Out-of-pocket expenses include, but are not limited to, airfare, travel related expense such as parking, cabs and tolls, car rental, hotel and personal car allowance (based on IRS mileage reimbursement rate).  Also, pre-approved T&E expenses related to client entertainment.  The Company shall also reimburse Consultant for all of his actual, documented out-of-pocket expenses which have been pre-approved in writing by the Company.  Undisputed monetary compensation shall be due net 15 days from the date of receipt by the Company of Consultant’s invoice.

2.

Definitions; No Other Changes.  All terms not otherwise defined herein shall have the same meaning as in the Consulting Agreement.  Except as specifically set forth herein, all other terms and conditions of the Consulting Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONTINENTAL RAIL CORP.

By: /s/ John H. Marino, Jr.

John H. Marino, Jr., Chief Executive Officer

/s/ John M. Keasling

John M. Keasling

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